Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Eurand N.V. for the registration of 8,500,000 shares of its common stock, and to the incorporation by reference therein of our reports dated March 31, 2009, with respect to the consolidated financial statements of Eurand N.V., and the effectiveness of internal control over financial reporting of Eurand N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Accountants LLP
Amsterdam, Netherlands
September 28, 2009